UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): May 6, 2011
Commission file number 2-82985
SPRINGLEAF FINANCE, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-1313922

(State of Incorporation)	(I.R.S. Employer Identification No.)

601 N.W. Second Street, Evansville, IN	47708

(Address of principal executive offices)	(Zip Code)
(812) 424-8031

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 10, 2011, Springleaf Financial Funding Company (the “Borrower”), a wholly owned subsidiary of Springleaf Finance Corporation (“SLFC”) and an indirect subsidiary of Springleaf Finance, Inc. (the “Company”), entered into, and fully drew down, $3.75 billion of six-year senior secured term loans (collectively the “initial loan”) pursuant to a secured term loan facility (the “Senior Secured Term Loan Facility”) among the Borrower, SLFC, most of the consumer finance operating subsidiaries of the Company and SLFC (collectively, the “Subsidiary Guarantors”), a syndicate of lenders, various agents and Bank of America, N.A., as administrative agent and collateral agent. The Senior Secured Term Loan Facility refinanced in full the Borrower’s existing $3.0 billion secured term loan facility (the “Old Term Loan”) scheduled to mature in April 2015. Upon receipt of additional lender commitments, the aggregate principal amount of the Senior Secured Term Loan Facility may be increased pursuant to one or more incremental facilities subject to satisfaction of certain conditions.
The Senior Secured Term Loan Facility is guaranteed by SLFC and by the Subsidiary Guarantors. In addition, certain operating subsidiaries of the Company and SLFC that from time to time meet certain criteria will be required to become Subsidiary Guarantors. The Senior Secured Term Loan Facility is secured by a first priority pledge of the stock of the Borrower that was limited at the transaction date, in accordance with SLFC’s existing indenture, to approximately 10% of SLFC’s consolidated net worth.
The Borrower used the proceeds from the initial loan made under the Senior Secured Term Loan Facility to refinance the Old Term Loan and to make new intercompany loans to Subsidiary Guarantors. The intercompany loans are secured by a first priority security interest in eligible loan receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula.
The maturity date of the initial loan made under the Senior Secured Term Loan Facility is May 10, 2017. With respect to Eurodollar rate loans, the initial loan under the Senior Secured Term Loan Facility will bear interest at a rate of LIBOR plus 4.25%, subject to a LIBOR floor of 1.25% (compared to the Old Term Loan rate of LIBOR plus 5.50% with a 1.75% LIBOR floor). With respect to base rate loans, the initial loan under the Senior Secured Term Loan Facility will bear interest at a spread of 3.25% (compared to 4.25% under the Old Term Loan) plus the highest of (i) the federal funds rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the administrative agent as its “prime rate,” and (iii) one-month LIBOR plus 1.00%. Voluntary prepayments of the initial loan on or prior to (i) May 10, 2012 are subject to a 2.00% prepayment premium and (ii) May 10, 2013, but after May 10, 2012, are subject to a 1.00% prepayment premium.
The documents for the Senior Secured Term Loan Facility (collectively the “Facility Documents”), including the Amended and Restated Credit Agreement dated May 10, 2011 (the “Credit Agreement”), contain customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of (i) SLFC and its subsidiaries to create or incur certain liens, (ii) SLFC to merge or consolidate with other companies or transfer all or substantially all of its assets, (iii) the Borrower and the Subsidiary Guarantors to create or incur liens, incur or guarantee additional indebtedness, make investments, transfer or sell assets, make restricted payments, engage in transactions with affiliates and make certain amendments to their organizational documents or the documents relating to the intercompany secured loans, and (iv) the Borrower to engage in any business or consensual activity other than as specified in the Facility Documents. These covenants are subject to a number of limitations and exceptions set forth in the Facility Documents.
The Facility Documents also provide for customary events of default, including: payment defaults; failure to comply with covenants; cross-defaults to material indebtedness; bankruptcy and insolvency; material judgments; invalidity of Facility Documents or with respect to the intercompany secured loans; and material ERISA events. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the Facility Documents will become due and payable immediately without further action or notice. As is customary in such financings, the lenders may terminate their commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default, subject, in certain instances, to the expiration of an applicable cure period.
The foregoing description of the Senior Secured Term Loan Facility and the Facility Documents is qualified in its entirety by the complete text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth under Item 1.01 above is hereby incorporated into this Item 1.02 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.
Item 8.01. Other Events.
On May 6, 2011, the Company issued a press release announcing the pricing for the Senior Secured Term Loan Facility, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit
10.1	Amended and Restated Credit Agreement, dated May 10, 2011.

99.1	Press Release, dated May 6, 2011.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPRINGLEAF FINANCE, INC. (Registrant)
Date: May 11, 2011	By	/s/ Donald R. Breivogel, Jr.
Donald R. Breivogel, Jr.
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Amended and Restated Credit Agreement, dated May 10, 2011.

99.1	Press Release, dated May 6, 2011.